Exhibit 99.1

QTS Announces Chief Financial Officer Transition

Overland Park, Kan. (Feb. 21, 2017) – QTS Realty Trust (NYSE: QTS) announced today that it has named Jeffrey Berson as Chief Financial Officer and Bill Schafer as EVP - Finance and Accounting, effective April 3, 2017.

Berson has served as QTS’ Chief Investment Officer since 2013 and has oversight of the Company’s capital allocation, strategic planning, budget, mergers and acquisitions, and investor relations functions. This change is part of QTS’ proactive approach to C-level succession planning, and provides for a strategic, seamless transition for a key leadership role.

“Jeff’s leadership already has played a large role in our success,” stated Chad Williams, Chairman and Chief Executive Officer of QTS. “Jeff has earned an excellent reputation in the external financial community and within QTS. His extensive background across the data center industry will continue to support QTS’ strategic objectives and focus on value-enhancing capital allocation.”

Berson will succeed Schafer as QTS’ Chief Financial Officer. As part of the succession planning process, Schafer will transition to the new role of Executive Vice President – Finance and Accounting. Schafer plans to stay with QTS indefinitely, supporting the transition and continuing to lead key accounting and finance functions within QTS.

“Bill and Jeff have developed a strong partnership over the years and their partnership will continue to be a strength within QTS,” commented Williams.

“Bill’s knowledge of the REIT industry and his consistent leadership helped QTS successfully navigate our IPO and operate as a public company,” Williams added. “He has also played a key role in securing access to the capital markets during periods of rapid expansion. This transition will provide stability to the organization while at the same time preparing QTS for its next phase of growth.”

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center, hybrid cloud and managed services. QTS features the nation’s only fully integrated technology services platform providing flexible, scalable solutions for the federal government, financial services, healthcare and high tech industries. QTS owns, operates or manages more than 5 million square feet of data center space and supports more than 1,000 customers in North America, Europe and Asia Pacific. In addition, QTS’ Critical Facilities Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. For more information, please visit www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow us on Twitter @DataCenters_QTS.

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Investor Relations Contact:

Stephen Douglas, VP Investor Relations and Strategic Planning

QTS Realty Trust

ir@qtsdatacenters.com

Media Contact:
Sharon Goldmacher
communications 21
404.814.1330
sgoldmacher@c21pr.com